Exhibit 10.28

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of October 27, 2020 (the “Effective Date”), by and between TITAN PHARMACEUTICALS, INC., a Delaware corporation (“Titan”), and JT PHARMACEUTICALS, INC., a Delaware corporation (“JT”).

RECITALS

WHEREAS, JT owns the Purchased Assets (as defined herein);

WHEREAS, JT desires to sell to Titan, and Titan desires to purchase from JT, the Purchased Assets, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing statements and the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Titan and JT hereby agree as follows:

1.                  Definitions

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1              “Affiliate” of a Party means (i) any corporation or business entity of which at least fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party; (iii) any corporation or business entity of which, directly or indirectly, an entity described in the immediately preceding subsection (ii) controls or holds at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of such corporation or entity; or (iv) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.2              “Agreement Term” has the meaning set forth in Section 6.1.

1.3              “Ancillary Agreements” means (a) the short-form patent assignments to be executed by JT (or the applicable Affiliates thereof) and Titan at or after the Closing, providing for the assignment of the Registered IP from JT to Titan, in substantially the form of the assignments set forth as Exhibit A hereto (the “IP Assignment Agreements”), and (b) the Bill of Sale, dated as of the date hereof, by and between Titan and JT, in substantially the form set forth as Exhibit B hereto.

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1.4              “Applicable Law” means the laws, rules, and regulations, including any statutes, rules, regulations, guidelines, or other requirements that may be in effect from time to time and apply to the activities contemplated by this Agreement.

1.5              “Business Day” means any day that is not (i) a Saturday or a Sunday or (ii) any other day on which banks in New York, New York, United States, the United Kingdom or Italy are permitted or required to be closed.

1.6              “Commercialize” or “Commercialization” means all activities that are undertaken after Regulatory Approval of a Product and that relate to the commercial marketing, sale, and/or distribution of such Product, including but not limited to advertising, marketing, promotion, distribution, and/or sales.

1.7              “Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a manner consistent with the exercise, by a pharmaceutical company of comparable size and resources to Titan, of reasonable, customary, scientific and business practices within the pharmaceutical industry, and of a level no less than consistent with the efforts Titan and its Affiliates devote to marketing of another pharmaceutical product, in each case of similar market potential, profit potential, competitiveness, and strategic value, taking into account technical, regulatory, and intellectual property factors, target product profiles, product labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions in the therapeutic or market niche, all based on conditions then prevailing.

1.8              “Compound” means the kappa opioid agonists described in Schedule 1, including, but not limited to the kappa opioid agonist known as JT-09.

1.9              “Contract” means any contract, agreement, lease, sublease, license, sublicense or other legally binding commitment or arrangement, whether written or oral.

1.10            “Earn-Out Payments” means any payment contemplated by Section 3.3 herein.

1.11            “Effective Date” has the meaning set forth in the Preamble.

1.12           “Encumbrance” means any mortgage, lien (statutory or otherwise), license, pledge, security interest, charge, hypothecation, restriction, claim of ownership, preference, encroachment, right of first refusal, title defect, covenant not to sue, release of claims or other encumbrance.

1.13            “FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions and authority.

1.14            “Force Majeure” means, with respect to a Party, any fire, flood, earthquake, explosion, storm, blockage, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any Governmental Authority.

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1.15            “GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.16          “Governmental Authority” means any domestic or foreign entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof.

1.17           “JT” has the meaning set forth in the Preamble.

1.18            “JT Indemnified Parties” has the meaning set forth in Section 7.1.

1.19           “Know-How” means any non-public information, ideas, data, inventions, works of authorship, trade secrets, technology, or materials, including formulations, molecules, assays, reagents, compounds, compositions, human or animal tissue, samples or specimens, and combinations or components thereof, whether or not proprietary or patentable, and whether stored or transmitted in oral, documentary, electronic or other form.

1.20           “Launch” means, following Regulatory Approval of the Product, the date on which a Product is first sold by Titan, any Affiliate thereof, or any Licensee to a Third Party; provided, however, that the following shall not be considered a Launch: (a) sales or other dispositions of a Product for use in clinical studies or other scientific testing purposes, as free samples or (b) dispositions at or below Product cost for early access or compassionate use programs.

1.21           “Law(s)” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Authority.

1.22           “Liabilities” means any debts, liabilities, obligations, commitments, claims or complaints, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, fixed or contingent, matured or unmatured, determined or determinable or otherwise, whether arising under any Law, Contract or otherwise, and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.

1.23           “Licensee” means a Third Party granted any right or license to develop, manufacture or sell Products, including, without limitation, a Third Party granted a license or rights under any of the Transferred Patent Rights.

1.24           “Losses” means any and all damages of any kind whatsoever (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, judgments (including penalties imposed by any Governmental Authority), costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) and other monetary obligations arising out of or resulting from claims or judgments, arbitral awards, including amounts paid in settlement of claims, judgments, legal (including judicial, arbitral and administrative) proceedings and the like, incurred or otherwise payable to Third Parties.

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1.25          “Net Sales” means:

(a)       means the gross amounts invoiced or otherwise received for Titan’s, its Affiliates’, and its and their Licensees’ (collectively, Titan, its Affiliates, and Licensees, the “Net Sales Parties”) sales or other transfers of Products to a Third Party, reduced by the following deductions actually allowed or reserved in accordance with GAAP (collectively, “Permitted Deductions”):

(i)       discounts actually granted and returns credited;

(ii)      any tax imposed on the sale, delivery or use of such Product, including sales, use, excise or value added taxes, tariffs or duties, but only to the extent set forth separately in the applicable invoices; and

(iii)     rebates granted to governments or managed health care organizations (including their agencies, purchasers, and/or reimbursers) under programs available or required by Applicable Law.

Notwithstanding the foregoing, Net Sales shall not include, (i) Products provided, prior to Regulatory Approval, for clinical trials or research purposes at a price equal to or less than the cost to manufacture or procure such Products, or (ii) Products provided by a Net Sales Party to a Net Sales Party for purposes of resale thereby, provided that such Products’ resale shall be subject to the Earn-Out Payments due to JT under Section 3.3.

1.26            “Party” means Titan or JT, as applicable.

1.27           “Patent Rights” means any of the following, whether existing now or in the future: (i) patents and patent applications (including provisional applications); (ii) all patent applications filed either from such patents or patent applications or from an application claiming priority from either of these, including continuations, continuations-in-part, divisionals, converted provisionals, continued prosecution applications, and substitute applications; (iii) any patents issued (A) based on or claiming priority to any such patent applications in (i) and (ii), or (B) which are subject to a terminal disclaimer with any such patent applications in (i) and (ii); (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, renewals, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (i), (ii) and (iii); and (v) any similar rights, including rights provided by multinational treaties or conventions, so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patents or patent applications.

1.28            “Permitted Deductions” has the meaning set forth in Section 1.26.

1.29          “Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority.

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1.30           “Phase II Clinical Trial” means a human clinical trial of a Product, including possibly pharmacokinetic studies, the principal purpose of which is to make a preliminary determination that such Product is safe for its intended use and to obtain sufficient information about such Product’s efficacy to permit the design of further clinical trials, and generally consistent with 21 CFR § 312.21(b).

1.31            “Phase III Clinical Trial” means a human clinical trial that provides for a pivotal human clinical trial of a Product, which trial is designed to: (a) establish that a Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; (c) support Regulatory Approval of such Product; and (d) generally consistent with 21 CFR § 312.21(c).

1.32            “Product” means a product consisting of a Compound and a biocompatible polymeric matrix set forth in Schedule 2, including, but not limited to, ethylene vinyl acetate (EVA) copolymer, alone or in combination with other active ingredients.

1.33            “Proprietary Information” means any and all Know-How, scientific, clinical, regulatory, marketing, financial, technical, non-technical, commercial or other confidential information or data of a confidential nature, whether communicated in writing, orally or by any other means, that is under the protection of one Party and is provided by that Party to the other Party in connection with this Agreement.

1.34            “Regulatory Approval” means with respect to a pharmaceutical or biological product or medical device in a country or regulatory jurisdiction, any and all approvals, licenses, permits, certifications, registrations or authorizations from the relevant Regulatory Authority in such regulatory jurisdiction that is specific to such product and necessary for the marketing and commercial sale of such product in such country or regulatory jurisdiction (including pricing and/or reimbursement approval in any country in which pricing and/or reimbursement approval is required by Applicable Laws).

1.35            “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a product in such country or regulatory jurisdiction.

1.36           “SEC” has the meaning set forth in Section 5.3.

1.37            “Successful Completion” means, with respect to a clinical study or clinical trial, the meeting of the primary endpoints of such clinical study or clinical trial.

1.38            “Third Party(ies)” means a person or entity who or which is not a Party or Affiliate of a Party.

1.39            “Titan” has the meaning set forth in the Preamble.

1.40            “Titan Indemnified Parties” has the meaning set forth in Section 7.1.

1.41            “Titan Stock” means the common stock, $.001 per share, of Titan.

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1.42            “Transferred Patent Rights” means the Patent Rights listed on Schedule 3 hereto.

2.                  Sale of Purchased Assets.

2.1              Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at and effective as of the Closing, JT shall (or shall cause the applicable Affiliate thereof to) sell, transfer, convey, assign and deliver to Titan, and Titan shall purchase and accept from JT (or such Affiliate thereof), all of the following assets, properties and rights (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances:

(a)               the Transferred Patent Rights;

(b)               any and all other rights and privileges relating to the Transferred Patent Rights, or arising therefrom, including (i) the right to register or apply in any and all countries and regions in Titan’s name for patents, utility models, design registrations and like rights of exclusion and for inventors’ certificates and improvements, in each case in respect of the Transferred Patent Rights, (ii) the right to prosecute, maintain and defend such Transferred Patent Rights before any public or private agency, office, registrar or other applicable Governmental Authority or other Person, (iii) the right to claim priority based on the filing dates of any of the Transferred Patent Rights under any applicable treaty, Law or otherwise, (iv) any and all causes of action and enforcement rights, whether currently pending, filed, threatened or otherwise, for or in respect of the Transferred Patent Rights, (v) without limiting the foregoing, the right to sue and recover damages, other compensation and/or equitable relief (including injunctive relief) for past, present or future infringements in respect of the Transferred Patent Rights, and (vi) the right to fully and entirely stand in the place of the JT or any Affiliate thereof in all matters related to the Transferred Patent Rights; and

(c)               all deferred and prepaid charges, fees, recoverable deposits, advances and expenses paid by or on behalf of JT or any Affiliate thereof in respect of the other Purchased Assets.

2.2              Liabilities.

(a)               Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, JT shall assign to Titan, and Titan shall assume from JT and agree to pay and discharge when due, (i) all Liabilities arising due to actions or omissions taken (or not taken) by JT in respect of the Purchased Assets following the Closing Date; and (ii) all Liabilities arising after the Closing Date with respect to Product or the other Purchased Assets to the extent related to the conduct of Titan and its Affiliates, including using, promoting, marketing or selling Product (collectively, but excluding the Excluded Liabilities, the “Assumed Liabilities”).

(b)               Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, neither Titan nor any of its Affiliates shall assume, nor shall they be or become responsible for, any Liabilities of JT or any of its Affiliates, other than the Assumed Liabilities (all such Liabilities other than the Assumed Liabilities being referred to herein as the “Excluded Liabilities”), and the Excluded Liabilities shall remain the sole obligation and responsibility of JT and its Affiliates. For the avoidance of doubt, the Excluded Liabilities include all Liabilities of JT and its Affiliates in respect of or otherwise relating to the Purchased Assets that arise at any time (including after the Closing) from any actions, omissions or any state of facts or circumstances that were taken (or not taken) or that existed on or prior to the Closing Date, including (A) any such Liabilities arising at any time (including after the Closing) from the ownership, use or exploitation of the Purchased Assets by JT or its Affiliates on or prior to the Closing Date, (B) prosecution costs with any intellectual property offices related to the Transferred Patent Rights associated with the ownership or exploitation by or through the JT or its Affiliates, in each case that are attributable to periods occurring on or prior to the Closing Date.

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2.3              Closing.

(a)               Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the New York City office of Loeb & Loeb LLP, at 10:00 a.m. local time, on the date hereof (the date on which the Closing occurs is referred to as the “Closing Date”). The Closing shall be deemed to have occurred at 12:00 a.m., Eastern time, on the Closing Date and Titan shall be deemed the owner of the Purchased Assets on and after the Closing Date.

(b)               At the Closing, JT shall deliver (or cause to be delivered) the following:

(i)                each of the Ancillary Agreements, validly executed by a duly authorized representative of JT and each required Affiliate of JT.

(c)               At the Closing, Titan shall deliver (or cause to be delivered) the following:

(i)                each of the Ancillary Agreements, validly executed by a duly authorized representative of Titan; and

(ii)              the Closing Payment by electronic funds transfer of immediately available funds to an account or accounts designated in writing by JT.

2.4              Further Assurances; Access to Information. Each Party shall, and shall cause any Affiliate thereof to, at any time or from time to time after the Closing, at the expense of the other Party, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request, in each case that are consistent with the terms of this Agreement, in order to vest in Titan all of JT’s and its Affiliates’ right, title and interest in and to the Purchased Assets as contemplated hereby, including execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto Titan the benefit of the transactions contemplated hereby. Effective upon the Closing, JT hereby irrevocably appoints Titan and its successors, agents and assigns as its true and lawful attorney, in its name, place and stead, with power of substitution, to (a) execute, acknowledge, deliver, swear to, file and record any IP Assignment Agreement, or (b) otherwise take any action necessary to vest in Titan all of JT’s and its respective Affiliates’ right, title and interest in and to the Purchased Assets as contemplated hereby. The foregoing power of attorney is a special power of attorney coupled with an interest and is irrevocable. In addition, JT shall provide Titan all data obtained by JT related to the Compound.

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3.                  Payments and Statements.

3.1              Purchase Price. Subject to the terms and conditions set forth herein, in consideration of the sale, assignment, conveyance and delivery of the Purchased Assets and assumption of the Assumed Liabilities, Titan will irrevocably pay to JT:

(a)               Fifteen Thousand Dollars ($15,000) at Closing (the “Closing Payment”);

(b)               If applicable, the Milestone Payments as provided in Section 3.2; and

(c)               If applicable, the Earn-Out Payments as provided in Section 3.3 (the Closing Payment, Milestone Payments and Earn-Out Payments being collectively referred to herein as the “Purchase Price”).

3.2              Milestone Payments. In partial consideration for the transactions contemplated by this Agreement, Titan shall pay to JT the applicable non-refundable, non-creditable, one-time Milestone Payment after achievement by Titan, its Affiliates or a Licensee of each corresponding Milestone Event as set forth below. Each Milestone Payment listed in the table below shall be due within five Business Days after achievement of the corresponding Milestone Event. Other than as specifically provided below, Milestone Payments may be made, at Titan’s sole discretion, either in cash or in Titan Stock valued at the closing price on the first trading day following the public announcement of the applicable Milestone Event. If a Milestone Payment, or any portion of a Milestone Payment, is made in Titan Stock, such shares of Titan Stock issued to JT must be validly issued, fully paid, non-assessable and registered for resale with the SEC within forty-five (45) days of the achievement of the applicable Milestone Event.

“Milestone Event”:	“Milestone Payment”:

Upon Successful Completion of a proof of concept study of the Product in an animal model	$100,000 in cash and $50,000 in shares of Titan Stock

Enrollment of the first patient in a Phase II Clinical Trial of the Product	$[****]

Successful Completion of a Phase III Clinical Trial of the Product	$[*****]

Regulatory Approval of the Product by the FDA	$[*****]

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3.3              Earn-Out Payments.

(a)               Subject to the terms of this Agreement, Titan shall pay to JT Earn-Out Payments based on annual Net Sales of the Product at the following rates:

	From ($)	To ($)	Earn-Out Payment (%) on Net Sales
Tier 1	0	[*]	[*]%
Tier 2	[*]	[*]	[*]%
Tier 3	[*]	[*]	[*]%
Tier 4	[*]	[*]	[*]%
Tier 5	[*]	beyond	[*]%

3.4              Reports and Payments.

(a)               Within thirty (30) days after the end of each calendar quarter following Launch that begins or ends during the Agreement Term, Titan shall furnish to JT a written report showing:

(i)              all Net Sales during (A) such calendar quarter, including a reconciliation to Net Sales and a breakdown of all estimated Permitted Deductions from the gross amount invoiced to arrive at Net Sales, and (B) the calendar year to date through the end of such calendar quarter; and

(ii)              a calculation of Earn-Out Payments for such calendar quarter.

(b)               Each such report shall be accompanied by payment of the Earn-Out Payments due under Section 3.3 and subject to the terms herein.

(c)               Except as otherwise defined herein, all financial calculations by Titan under this Agreement shall be calculated in accordance with GAAP.

(d)               Currency Exchange. For the purpose of converting the local currency in which any Earn-Out Payments or other payments arise into US dollars, the rate of exchange to be applied shall be the rate of exchange in effect on the last Business Day of the calendar quarter to which the payment relates as reported in the Wall Street Journal (New York Edition).

(e)               Late Payment. If JT does not receive payment of any Milestone Payment or Earn-Out Payment due to it hereunder on or before the thirtieth (30th) day following the due date therefor, simple interest shall thereafter accrue on the sum from the due date until the date of payment at a per month rate of one percent (1%) or the maximum rate allowable by Law, whichever is less.

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Audits. During the Agreement Term, Titan, upon thirty (30) days’ prior written notice from JT during normal business hours, but in no event more than once in any 12- month period, shall permit an independent certified public accounting firm of nationally recognized standing, selected by JT and reasonably acceptable to Titan, to have access during normal business hours to the records of Titan, its Affiliates and its and their Licensees as may be reasonably necessary to verify the accuracy of Titan’s payment obligations hereunder; provided however, that any audit conducted under this Section 3.5 may only be for any year ending not more than thirty-six (36) months prior to the date of such request. Titan shall reasonably cooperate with the accounting firm. The accounting firm shall disclose to JT only whether the reports are correct or incorrect, the specific details concerning any discrepancies (including, if applicable, the accuracy of the calculation of Net Sales, and the resulting effect of such calculations on the amounts payable by Titan under this Agreement), but no other information shall be disclosed to JT. If the accountant’s report shows, in respect of any period then being reviewed, an underpayment of amounts due to JT hereunder for such period by more than five percent (5%), then Titan shall be responsible all costs and expenses incurred by JT in connection with such audit. If the report shows an underpayment of amounts due to JT hereunder, then Titan will pay JT an amount equal to such underpayment, plus interest on such amounts in accordance with Section 3.4(e), within thirty (30) calendar days after receipt of notice of such underpayment and copy of the relevant portion of the audit report.

4.                  Representations and Warranties

4.1              General Representations. Each Party hereby represents and warrants to the other Party as of the Effective Date and Closing Date as follows:

(a)               Such Party is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement and the Ancillary Agreements;

(b)               The execution, delivery and performance by such Party of this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action and does not and will not (i) violate any provision of any Law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws or other organizational or governing documents; or (ii) conflict with or constitute a default under any other agreement to which such Party is a party;

(c)               This Agreement and the Ancillary Agreements have been duly executed and are legal, valid and binding obligations of such Party, enforceable against it in accordance with the terms and conditions hereof, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at Law;

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(d)               Such Party is not under any obligation to any person or entity, contractual or otherwise, that is in conflict with the terms of this Agreement or any Ancillary Agreement, nor will such Party undertake any such obligation during the Agreement Term;

(e)               Such Party has obtained all material authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement and the Ancillary Agreements, and to otherwise perform such Party’s obligations under this Agreement and the Ancillary Agreements;

(f)                Such Party, and each of its Affiliates, is not a party to, or are otherwise bound by, any oral or written contract that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of such Party’s or the other Party’s rights under this Agreement or any Ancillary Agreement; and

(g)               Such Party shall perform its obligations hereunder in accordance with all Laws in all material respects.

4.2              Additional Representations and Warranties of JT as of the Effective Date and the Closing Date. JT represents and warrants to Titan that as of the Effective Date and as of the Closing Date:

(a)               Schedule 3 sets forth, for each issued patent and patent application, included in the Transferred Patent Rights (the “Registered IP”), a true and complete list of (i) the title of such Registered IP, (ii) the name or names of the registered and beneficial owner of such Registered IP, (iii) in the case of patents and patent applications, the inventor or inventors of such Registered IP, (iv) the jurisdiction of issuance, application or registration of such Registered IP, and (v) the patent number and application or publication number of such Registered IP, as applicable.

(b)               JT exclusively owns the Purchased Assets and the Purchased Assets are not subject to any Encumbrance.

(c)               JT has not entered into any agreements, either oral or written, with any Third Party relating to the development of the Compound or commercialization, manufacture or promotion of the Product, including any agreement granting rights under the Transferred Patent Rights, that are in conflict with the rights granted to Titan under this Agreement;

(d)               JT has not received any written notice from any Third Party asserting or alleging that the development, manufacture, use or sale of the Product infringed, violated or misappropriated any rights of such Third Party and, to JT’s actual knowledge as of the Effective Date, without duty or obligation of investigation or inquiry, the development, manufacture, use or sale of the Product has not, infringed, violated or misappropriated any rights of any Third Party.

(e)               There are no pending legal suits or proceedings (other than standard prosecution before a Governmental Authority) involving the Transferred Patent Rights or the Product, and to JT’s actual knowledge, there are no threatened legal suits or proceedings involving the Transferred Patent Rights or the Product.

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(f)                Neither JT nor any of its Affiliates has commenced any action, suit, claim, investigation, legal or administrative proceeding against any other Person asserting the infringement by such Person or any Affiliate thereof of the Transferred Patent Rights or claims set forth therein or otherwise relating to the Transferred Patent Rights.

(g)               The Registered IP is subsisting and, if issued or registered, is believed to be enforceable. All fees required to be paid to the applicable Governmental Authority prior to the Effective Date to prosecute or maintain the Registered IP have been filed and have been paid.

(h)               There are no trademarks associated with the Compound or Product.

4.3              Titan Covenants.

(a)               Titan shall use Commercially Reasonable Efforts to Commercialize the Product following Regulatory Approval of the Product.

(b)               Titan shall not take any action or agree to any obligation with any Person, contractual or otherwise, that is in conflict with the terms of this Agreement.

4.4              Disclaimer of Additional Warranties. EXCEPT AS SET FORTH HEREIN, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, EVEN IF EITHER PARTY HAS BEEN ADVISED OF SUCH PURPOSE.

4.5              Limitation of Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT BY A PARTY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS AND WITH RESPECT TO TITAN AS THE PARTY SEEKING DAMAGES, LOST MILESTONES OR LOST ROYALTIES).

5.                  Confidentiality and Publicity

5.1              Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the Agreement Term and thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

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(a)               is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party or subject to any confidentiality obligation, as documented by business records;

(b)               is or becomes properly in the public domain or knowledge without breach by either Party or such Party’s Affiliates or their respective employees, officers, directors, agents or representatives; or

(c)               is subsequently disclosed to a receiving Party by a Third Party who, to the knowledge of the receiving Party, is lawfully able do so and, to the knowledge of the receiving Party, is not under an obligation of confidentiality to the disclosing Party.

5.2              Permitted Disclosure of Proprietary Information. Notwithstanding Section 5.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a)               to governmental or other regulatory agencies in order to obtain Patent Rights pursuant to this Agreement, or to gain approval to conduct clinical trials or to market the Product, but such disclosure may be made only to the extent reasonably necessary to obtain such Patent Rights or authorizations and in accordance with the terms of this Agreement or as otherwise requested by the FDA or another Regulatory Authority;

(b)               in connection with the performance of this Agreement and solely on a need-to-know basis, to Affiliates; potential or actual collaborators (including potential Licensees); potential or actual investment bankers, accountants, investors, lenders, or acquirers; or employees, independent contractors (including consultants and clinical investigators) or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Section 5 or to counsel for such Party; provided, however, that the receiving Party shall (i) undertake reasonable precautions to safeguard and protect the confidentiality of the Proprietary Information; (ii) remain responsible for any failure by any Person who receives Proprietary Information pursuant to this Section 5 to treat such Proprietary Information as required under this Section 5; and (iii) take all reasonable measures to restrain the receiving Party and any such Persons from prohibited or unauthorized disclosure or use in violation of this Section 5; or

(c)               if required to be disclosed by Law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations.

If and whenever any Proprietary Information is disclosed in accordance with this Section 5.2, such disclosure shall not cause any such information to cease to be Proprietary Information except to the extent that such disclosure results in an authorized public disclosure of such information (other than in breach of this Agreement). Where reasonably possible and subject to Section 5.3, the receiving Party shall promptly notify the disclosing Party of the receiving Party’s intent to make such disclosure pursuant to Sections 5.2(a)–5.2(c) sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the receiving Party shall cooperate with the disclosing Party in such efforts.

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5.3              Disclosure of Agreement to Governmental Authority. Without limiting any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the United States Securities and Exchange Commission and any successor agency having substantially the same functions (the “SEC”), other Governmental Authority or securities exchange, may file this Agreement as an exhibit to any filing with the SEC, other governmental authority or securities exchange, and may distribute any such filing in the ordinary course of its business.

5.4              Other Public Statements. The parties will agree on the content of any press release relating to this Agreement, and neither party shall make public the parties’ relationship, or any of the terms herein except as required by applicable securities or regulatory laws (as set forth in Section 5.3) without the prior written consent of the other party.

5.5              No Rights to Use Name of Other Party. Except as provided herein, neither Party shall use the name, trademark, trade name or logo of the other Party in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Law.

6.                  Term

6.1              Term. This Agreement shall be effective as of the Effective Date until seventeen (17) years from the Effective Date (the “Agreement Term”).

6.2              Expiration. Upon expiration of the Agreement Term, Titan will no longer be liable for any Earn-Out Payments or Milestone Payments.

6.3              Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In addition, any other provisions required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at Law, or in equity, or otherwise.

7.                  Indemnification

7.1              Parties. For purposes of this Section 7, “Titan Indemnified Parties” refers to Titan, its Affiliates and the officers, directors, employees, shareholders, agents and successors and assigns of Titan and its Affiliates, and “JT Indemnified Parties” refers to JT, its Affiliates and officers, directors, employees, shareholders, members, partners, agents and successors and assigns of JT and its Affiliates.

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7.2              Indemnification by JT. Subject to the limitations set forth in Section 7.4, JT shall indemnify, reimburse, defend, save and hold the Titan Indemnified Parties harmless from and against all losses, costs, damages and expenses, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts, but excluding unforeseeable, speculative, special, indirect, consequential, exemplary and punitive damages (“Damages”) (but net of the amount of (x) any insurance proceeds realized by such Titan Indemnified Parties from insurance policies with respect to such matters or (y) any recoveries by any Titan Indemnified Parties from any third party, without duplication) resulting proximately from:

(a)               JT’s breach of any representation or warranty of JT contained in this Agreement and the Ancillary Agreement;

(b)              JT’s breach or nonfulfillment of any covenant or agreement made by JT in or pursuant to this Agreement or in any Ancillary Agreement; or

(c)               JT’s failure to satisfy any Excluded Liabilities.

7.3              Indemnification by Titan. Subject to the limitations set forth in Section 7.4, Titan shall indemnify, reimburse, defend, save and hold the JT Indemnified Parties harmless from and against all Damages (but net of the amount of (a) any insurance proceeds realized by such JT Indemnified Parties from insurance policies with respect to such matters or (b) any recoveries by any JT Indemnified Parties from any third party, without duplication) resulting proximately from:

(a)               Titan’s breach of any representation or warranty of Titan contained in this Agreement;

(b)               Titan’s breach or nonfulfillment of any covenant or agreement made by Titan in or pursuant to this Agreement; and

(c)               Any Liability related to or arising from the ownership of the Purchased Assets following the Closing.

7.4              Limitations. In no event shall either Party be liable for or have any obligation to compensate or indemnify the other Party’s indemnified Parties for any indirect or consequential damages claimed by such other Party other than in connection with their respective indemnification obligations set forth in this Section 7, including the loss of opportunity, loss of use, or loss of revenue or profit, in connection with or arising out of this Agreement or breach thereof.

8.                  Miscellaneous

8.1              Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from a Force Majeure event or act, omission or delay in acting by the other Party. The affected Party shall notify the other Party of such Force Majeure circumstances as soon as reasonably practicable.

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8.2              Assignment. This Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement to (i) an Affiliate of such Party or (ii) in connection with the transfer or sale of its business or all or substantially all of its assets or in the event of a merger, consolidation, change in control or similar corporate transaction, without such consent, provided that all of Titan’s obligations hereunder are assumed by the assignee. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any purported assignment not in accordance with this Agreement shall be void.

8.3              Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.

8.4              Notices.

(a)               Notices and communications shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service, postage prepaid, or by facsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail, or sent by prepaid certified or registered air mail, return receipt requested, to the following addresses of the parties (or to such other address or addresses as may be specified from time to time in a written notice), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties:

if to Titan to:

Titan Pharmaceuticals, Inc.
400 Oyster Point Blvd., Suite 505
South San Francisco, CA 94080-1921
Attention: President
Fax No.: 650-244-4956

with a copy to:

Fran M. Stoller, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Fax No.: 212-214-0706

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if to JT to:

JT Pharmaceuticals, Inc.
300 West Coleman Boulevard, Suite 203

Mt. Pleasant, SC 29464

Attention: James R. McNab, Jr.
Fax No.:

with a copy to:

David L. Wilke

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607
Fax No.: 919-781-4865

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

8.5              Remedies.

(a)               Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at Law, in equity, by statute, in any other agreement between the Parties or otherwise.

(b)               Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in all material respects or otherwise are breached. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agree that the other Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, or to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at Law or in equity.

8.6              Applicable Law and Venue. This Agreement shall be governed and construed by the Laws of the State of Delaware without regard to principles of conflicts of laws and any dispute arising out of, or in connection with, this Agreement, shall be subject to the exclusive jurisdiction of any Delaware State or federal court.

8.7              Entire Agreement. This Agreement, including the Schedules hereto, contains the entire understanding of the Parties with respect to the subject matter of this Agreement. All express or implied agreements and understandings, either oral or written, made on or before the Effective Date, including any offering letters or term sheets, are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties.

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8.8              Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, that shall be binding on the other Party, without the prior consent of such other Party.

8.9              Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

8.10            Headings; References; Interpretation. The captions to the several Schedules or Sections of this Agreement are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Schedules or Sections of this Agreement. Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to”. Any reference in this Agreement to a Schedule or Section shall, unless otherwise specifically provided, be to a Schedule or Section of this Agreement. “Herein” means anywhere in this Agreement. “Hereunder”, “herein”, “hereinafter”, “hereby”, “hereunder”, “hereto” and words of similar import means under or pursuant to any provision of this Agreement, and not to any particular provision of this Agreement, unless the context clearly requires otherwise. Whenever the context requires, any pronoun includes the corresponding masculine, feminine and neuter forms. All references to “party” and “parties” are deemed references to parties to this Agreement, unless the context requires otherwise. The term “or” is used in its inclusive sense and is deemed to have the meaning “and/or”, and, together with the terms “either” and “any” is not exclusive. The term “any” is deemed to have the meaning “any and/or all”. Any reference to any contract or other document or instrument or to any law is to it as amended and supplemented from time to time unless the context requires otherwise. Any reference to a Person includes the permitted successors and assigns of such Person. Any reference to any materials, including any document, report, record, file or other data, include, in each case, any form or medium of such materials (including electronic form).

8.11           Counterparts. The Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to the Agreement transmitted by fax, by pdf or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Marc Rubin
Name: Marc Rubin
Title: Executive Chairman

JT PHARMACEUTICALS, INC.

By:	/s/ James R. McNab, Jr
Name: James R. McNab, Jr.
Title: President

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